Filed pursuant to Rule 424(b)(2)
Registration No. 333-292842

PROSPECTUS SUPPLEMENT

(to Prospectus dated January 30, 2026)

XEROX HOLDINGS CORPORATION

Up to 82,463,860 Shares of Common Stock

This prospectus supplement and the accompanying prospectus relate to the issuance and sale of up to an aggregate of (a) 77,271,234 shares of common stock (the “Warrant Shares”), par value $1.00 per share (“Common Stock”) of Xerox Holdings Corporation (the “Company,” “we,” “our” or “us”), upon the exercise of warrants (each, a “Warrant” and, collectively, the “Warrants”) issued by us on February 12, 2026 as a distribution to holders of (i) shares of Common Stock, (ii) our 3.75% Convertible Senior Notes due 2030 (the “Convertible Notes”) and (iii) our Series A Convertible Perpetual Voting Preferred Stock (the “Convertible Preferred Stock”) as of the close of business on February 9, 2026 (such date and time, the “Record Date”) and (b) 5,192,626 shares of Common Stock (the “Advisor Shares”) to B. Dyson Capital Advisors and/or its affiliates (collectively, the “Advisor”) in consideration for financial advisory services (the “Services”) provided by the Advisor to the Company in connection with the Warrant Distribution (as defined below).

Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “XRX.” On February 11, 2026, the last reported sales price for our Common Stock was $2.07 per share.

The Company is declaring a distribution (the “Warrant Distribution”) of transferable Warrants at no charge to all of its stockholders of record on the Record Date. The Company is distributing one Warrant for every two shares of Common Stock, subject to downward rounding, held by stockholders of record on the Record Date. Holders of the Company’s outstanding Convertible Notes and the Company’s outstanding Convertible Preferred Stock, in each case as of the Record Date, will also receive Warrants on a pass-through basis as determined in the agreements governing such securities and the Warrant Agreement (as defined below). The Warrant Distribution was effected on February 12, 2026. Unless the expiration date of the Warrants is accelerated pursuant to the terms of the Warrant Agreement as a result of the Early Expiration Price Condition (as defined below), the Warrants may be exercised at any time in accordance with their terms until February 11, 2028. Each Warrant entitles the holder thereof to purchase from us one share of Common Stock at an initial exercise price of $8.00 per Warrant (the “Warrant Exercise Price”), in each case, subject to certain adjustments and/or amendments. The Warrant Exercise Price may be paid (x) in cash or (y) by delivery of certain issued and outstanding notes designated by the Company from time to time (the “Designated Notes”).

If Holders exercise Warrants for cash, the Company will receive the proceeds. See “Use of Proceeds” in this prospectus supplement. If Holders exercise Warrants through the surrender of Designated Notes, the amount of the Company’s outstanding debt will be reduced.

Based on the number of shares of Common Stock issued and outstanding as of the Record Date, if all Warrants issued in the Warrant Distribution are exercised and therefore 77,271,234 Warrant Shares and 5,192,626 Advisor Shares are issued, we would have 211,061,812 shares of Common Stock issued and outstanding following the completion of the exercise period for the Warrants. The Company is unable to predict the number of Warrants that will be exercised, if any, or how many would be exercised through the surrender of Designated Notes instead of cash.

The Warrants have been issued by the Company pursuant to a Warrant Agreement, dated as of February 12, 2026 (the “Warrant Agreement”), among the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent (the “Warrant Agent”). The Warrants will be transferable when issued and are expected to trade on Nasdaq under the ticker “XRXDW.” However, there can be no assurance that an orderly, liquid trading market for the Warrants will develop. Any trading value of the Warrants will be determined by the market.

Investing in the securities offered by this prospectus supplement involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-15 and similar sections in our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein before buying any of the shares of Common Stock offered hereby.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2026.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains and incorporates by reference important business and financial information about us and other information about this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read “Where You Can Find More Information” in this prospectus supplement.

We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Neither we nor any of our representatives are making any representation to you regarding the legality of an investment in our securities by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our securities. References in this prospectus supplement to the “Company,” “Xerox,” “we,” “our,” or “us,” refer to Xerox Holdings Corporation and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain statements which are not historical facts, including statements relating to the Company’s outlook, that are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,”, “could,”, “can,” “should,” “targeting,” “projecting,” “driving,” “future,” “plan,” “predict,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.

Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in “Item 1.A. Risk Factors” in Part I of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Annual Report on Form 10-K, or any updates under the caption “Item IA. Risk Factors” in Part II of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding whether to invest in our securities. You should read this prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the documents incorporated by reference herein and therein prior to making an investment decision.

About the Company

Xerox is a workplace technology company, building and integrating service-led, software-enabled workplace solutions for enterprises large and small. As customers seek to manage information and document workflows across digital and physical platforms, we deliver a seamless, secure, and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in IT infrastructure, artificial intelligence (AI), augmented reality (AR)-driven service experiences, robotic process automation (RPA) and other technologies that enable Xerox to deliver essential products and services to address the productivity challenges of a hybrid workplace and distributed workforce.

Xerox serves customers globally in North America, Europe, Latin America, Brazil, Asia, the Middle East, Africa, and India. This geographic span allows Xerox to deliver its technology and solutions to customers of all sizes, regardless of complexity or number of customer locations.

Xerox Holdings Corporation is a New York corporation, organized in 2019, with its principal executive offices located at 401 Merritt 7, Norwalk, Connecticut 06851-1059. Our telephone number is (203) 849-5216.

THE OFFERING

Issuer:	Xerox Holdings Corporation.

The Warrant Distribution:	Our Board of Directors declared a distribution of transferable Warrants at no charge to all of our shareholders. We are distributing on February 12, 2026 (the “Issue Date”), one (1) Warrant for every two (2) shares of our Common Stock (equaling half of a Warrant per share of Common Stock).

Holders (the “Other Eligible Recipients”) of the Convertible Notes and the Convertible Preferred Stock will also receive Warrants on the same terms and at the same time as holders of Common Stock, without any requirement to convert such securities. The number of Warrants distributed to each Other Eligible Recipient will be based on the number of shares of Common Stock into which such securities would be convertible as of the Record Date, calculated by multiplying (i) the applicable conversion rate in effect on the Record Date (as defined in the indenture governing the Convertible Notes or the applicable governing documents for the Convertible Preferred Stock) by (ii) the aggregate principal amount (expressed in thousands) of Convertible Notes or the applicable liquidation preference of the Convertible Preferred Stock, held by such Other Eligible Recipient as of the Record Date, as applicable. As a result of the Other Eligible Recipients participating in the distribution of Warrants on the same terms and at the same time as holders of Common Stock, there will be no adjustment to the conversion rate under the indenture governing the Convertible Notes or the applicable governing documents for the Convertible Preferred Stock.

Each Warrant will entitle the holder thereof (the “Holder”) to purchase, at the Holder’s sole and exclusive election, at the applicable Warrant Exercise Price (defined below), one (1) share of Common Stock, subject to certain adjustments and/or amendments as set forth in “—Warrant Shares; Warrant Exercise Rate” below.

We issued a total of 77,271,234 Warrants (which represent the right to purchase up to 77,271,234 shares of Common Stock). Our officers, directors, employees, affiliates and advisors and their respective affiliates who are also shareholders or Other Eligible Recipients will receive Warrants at the same time and upon the same terms as other shareholders and Other Eligible Recipients, as applicable.

Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law.

No Fractional Warrants:

The Warrant Agent (defined below) will not be required to effect any transaction that would result in the issuance of a fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, we will round down the total number of Warrants to be issued to the relevant Holder to the nearest whole number. As a result, stockholders who own fewer than 2 shares of Common Stock will not be entitled to any Warrants as a result of holding such shares. For example, shareholders who own 1, 11 or 101 shares of Common Stock would receive 0, 5 and 50 warrants, respectively. Similarly, Warrants issued to Other Eligible Recipients in the distribution will be subject to corresponding rounding down on an as-converted basis.

Record Date:	5:00 p.m., New York City time, February 9, 2026.

Shares of Common Stock Currently Outstanding:	As of the Record Date, 128,597,952 shares of our Common Stock were issued and outstanding, 9,598,060 shares of our Common Stock were underlying the Convertible Notes on a fully-converted basis and 3,370,788 shares of our Common Stock were underlying the Convertible Preferred Stock on a fully-converted basis.

Shares of Common Stock Outstanding Assuming Complete Exercise of the Warrants:	Based on the number of shares of Common Stock outstanding as of the Record Date, if all 77,271,234 Warrants issued in the Warrant Distribution were exercised, we would have 211,061,812 shares of Common Stock outstanding, reflecting the issuance of 77,271,234 Warrant Shares and 5,192,626 Advisor Shares (in each case, assuming no Warrants or shares of Common Stock are rounded down).

Warrant Shares; Warrant Exercise Rate:	Each Warrant will be exercisable for one share of our Common Stock, subject to (i) certain adjustments described in “Description of the Warrants—Anti-Dilution Adjustments” and (ii) the Company’s right to voluntarily increase the Warrant Exercise Rate in its sole and absolute discretion from time to time, as described in “Description of the Warrants—Amendments.” Such number of shares of Common Stock, as it may be adjusted and/or amended, is referred to as the “Warrant Exercise Rate.”

No Fractional Shares:	The Company will not issue fractional shares of Common Stock or pay cash in lieu thereof. If a shareholder would be entitled to receive a fractional number of shares of Common Stock upon exercise of the Warrants, we will round down the total number of shares of Common Stock to be issued to such shareholder to the nearest whole number.

Warrant Exercise Price:	$8.00 per Warrant, subject to the Company’s right to voluntarily decrease the Warrant Exercise Price in its sole and absolute discretion from time to time, as described in “Description of the Warrants—Amendments.”

The Warrant Exercise Price may be paid (x) in cash or (y) by delivery of Designated Notes.

Exercise Procedure:	In order to exercise any or all of the Warrants, the Holder thereof is required, by 5:00 p.m., New York City time, on any business day falling during the Exercise Period, to (i) deliver to the Warrant Agent a duly executed notice of election (an “Exercise Notice”), (ii) deliver the Warrant(s) so exercised using DTC’s Deposit/Withdrawal At Custodian (“DWAC”) system as set forth in “Designated Notes” below, and (iii) pay the Warrant Exercise Price (and the first business day on which (i), (ii) and (iii) has occurred, the “Exercise Date” in respect of the relevant exercise of Warrants).

The Warrant Exercise Price may be paid, at the election of the Holder, (x) in cash or (y) (if there are any Designated Notes at such time) by delivery of one or more series of Designated Notes.

Record holders of Warrants can exercise Warrants through the process established by the Warrant Agent. Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

Designated Notes:	As of the date hereof, the Designated Notes include the Company’s and Xerox Corporation’s notes as listed below.

Title of Series	CUSIP / ISIN Numbers	Principal Amount Outstanding	Authorized Denomination	Consideration per each $1,000 Principal Amount of Notes Surrendered
5.500% Senior Unsecured Notes due 2028	98421MAB2/ US98421MAB28	$750,000,000	$2,000 and integral multiples of $1,000 in excess thereof	Warrant Exercise Price valued at aggregate principal amount of the notes surrendered (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.
8.875% Senior Unsecured Notes due 2029	98421MAC0/ US98421MAC01	$500,000,000	$2,000 and integral multiples of $1,000 in excess thereof
3.750% Convertible Senior Notes due 2030	98421MAE6/ US98421MAE66	$400,000,000	$1,000 and integral multiples of $1,000 in excess thereof
13.000% Step Up Senior Notes due 2030	98421MAF3/ US98421MAF32	$250,000,000	$1 and integral multiples of $1 in excess thereof
10.250% Senior Secured First Lien Notes due 2030	984121CS0/ US984121CS05	$400,000,000	$2,000 and integral multiples of $1,000 in excess thereof
13.500% Senior Secured Second Lien Notes due 2031	984121CT8/ US984121CT87	$500,000,000	$2,000 and integral multiples of $1,000 in excess thereof
4.800% Senior Unsecured Notes due 2035	984121CL5/ US984121CL51	$250,000,000	$2,000 and integral multiples of $1,000 in excess thereof
6.75% Senior Unsecured Notes due 2039	984121CB7/ US984121CB79	$350,000,000	$2,000 and integral multiples of $1,000 in excess thereof

The Company may add or remove the right to use a particular series of notes, or all series of notes, as Designated Notes (including following any Notes Exercise Reinstatement (as defined below)) in its sole and absolute discretion from time to time, provided that the Company gives at least 20 business days’ notice to the Holders (as set forth in “—Notices to Holders” below), the Warrant Agent and the Calculation Agent before removing a series of notes from being Designated Notes.

Designated Notes must be delivered in a principal amount equal to any authorized denomination thereof (as stated in the table set forth above for the Designated Notes as of the date hereof). One or more series of Designated Notes used to pay the Warrant Exercise Price will be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. Therefore, for purposes of payment of the Warrant Exercise Price, as of the date hereof:

(i)

for Designated Notes with an authorized denomination of $2,000 and integral multiples of $1,000 in excess thereof, the minimum $2,000 principal amount of such Designated Notes will be deemed to be equal to the aggregate Warrant Exercise Price in respect of 250 Warrants and each $1,000 principal amount of such Designated Notes in excess thereof will be deemed to be equal to the aggregate Warrant Exercise Price in respect of a further 125 Warrants;

(ii)

for Designated Notes with an authorized denomination of $1,000 and integral multiples of $1,000 in excess thereof, the minimum $1,000 principal amount of such Designated Notes will be deemed to be equal to the aggregate Warrant Exercise Price in respect of 125 Warrants and each $1,000 principal amount of such Designated Notes in excess thereof will be deemed to be equal to the aggregate Warrant Exercise Price in respect of a further 125 Warrants; and

(iii)

for Designated Notes with an authorized denomination of $1 and integral multiples of $1 in excess thereof, Holders will need to pay a minimum of $8 in principal amount of such Designated Notes per Warrant exercised, and each such $8 in principal amount of such Designated Notes will be deemed to be equal to the Warrant Exercise Price in respect of one Warrant.

If the principal amount of one or more series of Designated Notes surrendered to exercise Warrants is in excess of the Warrant Exercise Price multiplied by the number of Warrants so exercised, the Company will only return such excess if and to the extent that (i) such excess can be returned in an authorized denomination of the relevant Designated Notes that have been so surrendered and (ii) the remaining principal amount of the relevant Designated Notes not so returned is equal to the minimum aggregate principal amount of such Designated Notes as is required to be surrendered in respect of the relevant number of Warrants being so exercised, it being specified that the portion (which may be the whole) of such excess which cannot be returned as a result of (i) and (ii) above will be forfeited by the Holder surrendering such Designated Notes and will not be refunded to such Holder.

Any accrued but unpaid interest on any Designated Notes surrendered to exercise Warrants will be forfeited unless they are surrendered during the period after a record date for an interest payment and on or before the immediately succeeding interest payment date, in which case interest on the principal balance of such Designated Notes will be paid to the holder of record of the Designated Notes in accordance with the applicable indenture. No additional accrued and unpaid interest will be paid on any Designated Notes surrendered to exercise Warrants.

Any holder that exercises any Warrants with Designated Notes will use DTC’s DWAC system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the Designated Notes being used to pay the Warrant Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. See “Description of the Warrants—Procedures for Exercising Warrants—DWAC Procedures.”

Notes Exercise Expiration Price Condition:	The right to exercise Warrants by delivery of Designated Notes will terminate and cease to be available upon the occurrence of the Notes Exercise Expiration Price Condition (as defined below), subject to any Notes Exercise Reinstatement.

Upon the occurrence of the first 30 consecutive Trading Day (as defined in “Description of the Warrants”) period (a “Notes Exercise Expiration Reference Period”) that includes 20 Notes Exercise Expiration Qualifying Trading Days (as defined below) (whether or not consecutive), the first of which 20 Notes Exercise Expiration Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date or, following any Notes Exercise Reinstatement (as defined below), the Notes Exercise Reinstatement Date (as defined below) in respect of such Notes Exercise Reinstatement (the “Notes Exercise Expiration Price Condition,” and the last of such 20 Notes Exercise Expiration Qualifying Trading Days to occur, the “Notes Exercise Expiration Price Condition Date” in respect of such Notes Exercise Expiration Reference Period), the right to satisfy the Warrant Exercise Price by delivery of Designated Notes will terminate as of 5:00 p.m., New York City time, on the relevant Notes Exercise Expiration Date (as defined below). From such time there will be deemed to be no Designated Notes, subject to any Notes Exercise Reinstatement.

“Notes Exercise Expiration Date” means, in respect of any Notes Exercise Expiration Price Condition Date, the first business day following such Notes Exercise Expiration Price Condition Date.

“Notes Exercise Expiration Qualifying Trading Day” means any Trading Day on which the Daily VWAP (as defined in “Description of the Warrants”) of a share of Common Stock is at least equal to the Notes Exercise Expiration Trigger Price in effect on such Trading Day.

“Notes Exercise Expiration Trigger Price” in effect on any day means the product of (i) the Notes Exercise Expiration Trigger Threshold in effect on such day and (ii) the Warrant Exercise Price in effect on such day divided by the Warrant Exercise Rate in effect on such day.

“Notes Exercise Expiration Trigger Threshold” means initially 50.00%. The Notes Exercise Expiration Trigger Threshold may be increased or decreased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 business days’ notice thereof to the Holders, the Warrant Agent and the Calculation Agent.

For the avoidance of doubt, as of the Issue Date, the Notes Exercise Expiration Trigger Price is therefore initially $4.00.

If the Notes Exercise Expiration Price Condition occurs, the Company will give notice thereof to the Holders, the Warrant Agent and the Calculation Agent as promptly as practicable after market close on the Notes Exercise Expiration Price Condition Date setting forth the Notes Exercise Expiration Date.

Following the relevant Notes Exercise Expiration Date, Warrants may continue to be exercised for cash in accordance with the terms hereof, subject to the Exercise Period. The occurrence of the Notes Exercise Expiration Price Condition will not affect the validity of any exercise of Warrants using Designated Notes validly submitted prior to the Notes Exercise Expiration Date.

Notwithstanding the foregoing, following any Notes Exercise Expiration Date, the Company may elect, in its sole and absolute discretion, to reinstate the Holders’ right to elect to pay the Warrant Exercise Price by delivery of Designated Notes (a “Notes Exercise Reinstatement”). Upon the occurrence of a Notes Exercise Reinstatement, the Company will give notice thereof to the Holders, the Warrant Agent and the Calculation Agent (the date of such notice, the “Notes Exercise Reinstatement Date” in respect of such Notes Exercise Reinstatement) and specify the relevant series of notes to be the initial Designated Notes following such Notes Exercise Reinstatement.

Exercise Period:	Subject to applicable laws and regulations, the Warrants may be exercised at any time starting on the date of issuance until 5:00 p.m., New York City time, on the Expiration Date.

Any otherwise valid exercise of Warrant submitted after the applicable deadline for exercise may, in the sole and absolute discretion of the Company, be accepted and honored. The Company’s decision with respect to any such exercise will be determinative.

Expiration Date:	The Warrants will expire and cease to be exercisable at 5:00 p.m., New York City time, on the “Expiration Date,” which will be February 11, 2028, unless the Early Expiration Price Condition (as defined below) is met, in which case the Expiration Date will be the Early Expiration Date (as defined below).

Early Expiration Price Condition and Early Expiration Date:	Upon the occurrence of the first 30 consecutive Trading Day period (an “Early Expiration Reference Period”) that includes 20 Early Expiration Qualifying Trading Days (as defined below) (whether or not consecutive), the first of which 20 Early Expiration Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date (or, following any Alternate Expiration Date Annulment (as defined below), the Alternate Expiration Date in respect of such Alternate Expiration Date Annulment) (the “Early Expiration Price Condition,” and the last of such 20 Early Expiration Qualifying Trading Days to occur, the “Early Expiration Price Condition Date” in respect of such Early Expiration Reference Period), the Expiration Date will automatically accelerate to the date (the “Early Expiration Date” in respect of such Early Expiration Price Condition Date) that is the business day immediately following the Early Expiration Price Condition Date, unless the Company sets an Alternate Expiration Date (as defined below) in accordance with the provisions described below and as further described in the Warrant Agreement, in which case (i) the Early Expiration Date will be such Alternate Expiration Date or (ii) if an Alternate Expiration Date Annulment occurs in respect of such Alternate Expiration Date, the Expiration Date will remain February 11, 2028, unless another Early Expiration Price Condition Date subsequently occurs, in each case as set forth in “—Alternate Expiration Date” below.

“Early Expiration Qualifying Trading Day” means any Trading Day on which the Daily VWAP of a share of Common Stock is at least equal to the Early Expiration Trigger Price in effect on such Trading Day.

“Early Expiration Trigger Price” in effect on any day means the product of (i) the Early Expiration Trigger Threshold in effect on such day and (ii) the Warrant Exercise Price in effect on such day divided by the Warrant Exercise Rate in effect on such day.

“Early Expiration Trigger Threshold” means initially 100.00%. The Early Expiration Trigger Threshold may be increased or decreased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 business days’ notice thereof to the Holders, the Warrant Agent and the Calculation Agent.

For the avoidance of doubt, as of the Issue Date, the Early Expiration Trigger Price is therefore initially $8.00.

In the event of an early expiration of the Warrants, Warrants will be exercisable until 5:00 p.m., New York City time, on the Early Expiration Date.

If the Early Expiration Price Condition occurs, the Company will give notice thereof to the Holders (the “Early Expiration Price Condition Notice” in respect of the relevant Early Expiration Reference Period), the Warrant Agent and the Calculation Agent as promptly as practicable after market close on the Early Expiration Price Condition Date setting forth the Early Expiration Date or an Alternate Expiration Date.

Alternate Expiration Date:	The Company may, in its sole and absolute discretion, elect to set the Early Expiration Date on a date falling after the business day immediately following the relevant Early Expiration Price Condition Date (any such date, as may be further adjusted, an “Alternate Expiration Date”). Any such Alternate Expiration Date will be specified in the relevant Early Expiration Price Condition Notice provided that such Alternate Expiration Date may be subsequently adjusted. In order to exercise the right to set an Alternate Expiration Date, the Company will, no later than the fifth Early Expiration Qualifying Trading Day (whether or not consecutive) occurring in any 20 consecutive Trading Day period, give notice thereof to the Holders, the Warrant Agent and the Calculation Agent that the Company is reserving the right to set an Alternate Expiration Date in the event the Early Expiration Price Condition does occur. For the avoidance of doubt, such election by the Company to set an Alternative Expiration Date shall be deemed effective irrespective of whether the 20 consecutive Trading Day period referred to in the immediately preceding sentence overlaps or not in any part with the Early Expiration Reference Period that ended on the Early Expiration Price Condition Date.

If we set an Alternate Expiration Date, the expiration of the Warrants on such Alternate Expiration Date will be conditioned on the Daily VWAP of a share of Common Stock on each of the two Trading Days immediately preceding such Alternate Expiration Date being at least equal to the product of (i) the quotient obtained by dividing the Warrant Exercise Price in effect on the relevant Trading Day by the Warrant Exercise Rate in effect on such Trading Day and (ii) the Additional Price Condition Threshold in effect on such Trading Day

(the “Additional Price Condition” in respect of such Alternate Expiration Date). As promptly as practicable after market close on the Trading Day immediately preceding the Alternate Expiration Date, we will give notice thereof to the Holders, the Warrant Agent and the Calculation Agent as to whether the Additional Price Condition is met. Whether or not the Additional Price Condition is met, we may, in our sole and absolute discretion, in any such notice, extend such Alternate Expiration Date to a new Alternate Expiration Date (which, for the avoidance of doubt, will be conditional to the Additional Price Condition in respect of the Alternate Expiration Date so extended). We may, in our sole and absolute discretion, extend further (on one or more occasions) such Alternate Expiration Date to a new Alternate Expiration Date (which, for the avoidance of doubt, will be conditional to the Additional Price Condition in respect of the Alternate Expiration Date so extended).

“Additional Price Condition Threshold” means initially 100.00%. The Additional Price Condition Threshold may be increased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 business days’ notice thereof to the Holders, the Warrant Agent and the Calculation Agent.

If (i) the Additional Price Condition is not met as to an Alternate Expiration Date and (ii) unless the Company sets a new Alternate Expiration Date as set forth in the preceding paragraph (an “Alternate Expiration Date Annulment” in respect of such Alternate Expiration Date), the Expiration Date will remain February 11, 2028, unless another Early Expiration Price Condition Date subsequently occurs.

Notices to Holders:	Any notice required to be given by the Company to the Holders shall be given by making a public announcement to that effect, which public announcement may be by issuance of a press release.

Issuance of Common Stock Upon Exercise of Warrants:	If you are a holder of record of our Common Stock and you exercise your Warrants to purchase Common Stock, our transfer agent will issue a direct registration account statement representing those shares to you as soon as practicable after the exercise of the Warrants. If your shares are held through a broker, dealer, custodian bank or other nominee and you purchase shares of Common Stock through exercising Warrants, your account at your nominee will be credited with those shares as soon as practicable following the exercise of your Warrants. No shares of Common Stock will be delivered before the occurrence of the relevant Exercise Date in respect any exercise of Warrants, including the receipt of the Exercise Price by the Company.

Form, Transfer and Exchange:

Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer or exercise Warrants. The deadlines of such intermediaries or of DTC may be earlier than the stated deadlines set forth in the Warrant

Agreement and described in this prospectus supplement. Record holders of Warrants should contact the Warrant Agent for information on how to transfer or exercise Warrants. The deadlines established by the Warrant Agent may also be earlier than the stated deadlines set forth in the Warrant Agreement and described in this prospectus supplement.

Warrant Exercise Rate Anti-Dilution Adjustments:	The Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) rights issues; (iii) spin-offs; and (iv) shareholder rights plans.

Use of Proceeds:	Assuming that all Warrants distributed are fully exercised for cash, we would receive proceeds of approximately $615 million in the aggregate, net of estimated offering expenses. We intend to use the proceeds of any Warrant exercises for general corporate purposes, which may include the redemption or repayment of debt. Any Designated Notes received upon exercise of a Warrant are expected to be retired and cancelled by the Company. We cannot assure you if Warrants will be exercised for cash or Designated Notes, or the amount thereof.

Absence of a Public Market:	The Warrants are new securities and there is no established trading market for the Warrants. Accordingly, there can be no assurances as to the development or liquidity of any market for the Warrants. The Warrants will be listed for trading on Nasdaq under the ticker “XRXDW”. There can be no assurance that any such market will be available for trading of the Warrants.

Listing of Shares of Common Stock:	Shares of our Common Stock trade on Nasdaq under the symbol “XRX”.

Maintenance of Registration Statement:	We will use commercially reasonable efforts to maintain the effectiveness of a registration statement, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If such registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants will be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company will provide notice to the Holders, the Warrant Agent and the Calculation Agent of any Exercise Suspension Period. No Early Expiration Date, and no calculation of the VWAP for purposes of determining the Early Expiration Price Condition Date, will occur during any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Expiration Date, as the case may be, will be extended by the number of days included in such Exercise Suspension Period.

Rights as a Stockholder:	Holders of Warrants do not have any rights as a stockholder with respect to the shares of Common Stock issuable upon exercise of the Warrants prior to 5:00 p.m., New York City time, on the relevant Exercise Date.

Settlement:	Shares of Common Stock issuable upon exercise of Warrants are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Holders may not receive the shares within the typical one or two business day settlement after exercise of their Warrants. The Company reserves the right to change the settlement mechanics, and timing of settlement, as needed.

Governing Law:	The Warrants and the Warrant Agreement under which they are issued are governed by the laws of the State of New York.

Warrant Agent:	Computershare Trust Company, N.A.

Calculation Agent:	Conv-Ex Advisors Limited

Financial Advisor:	B. Dyson Capital Advisors

Risk Factors:	You should carefully read the section entitled “Risk Factors” on page S-15 of this prospectus supplement and on page 4 of the accompanying prospectus, and “Item 1.A. Risk Factors” in Part I of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Annual Report on Form 10-K, or any updates under the caption “Item IA. Risk Factors” in Part II of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus supplement.

U.S. Federal Income Tax Consequences:	You should carefully read the section entitled “Certain U.S. Federal Income Tax Consequences” on page S-34 of this prospectus supplement and consult your tax advisors on tax treatment of the Warrants.

Important Dates

Please take note of the following important dates and times in connection with the Warrants and shares of Common Stock.

Relevant Date	Calendar Date or Method of Determination of Date

Record Date for holders of Common Stock to Receive Warrant Distribution:	5:00 p.m., New York City time, on February 9, 2026

Issuance Date of Warrant Distribution:	February 12, 2026

Expiration Date:	February 11, 2028, unless the Early Expiration Price Condition is met.

Relevant Date	Calendar Date or Method of Determination of Date

Deadline for Exercise if the Warrants Expire:	5:00 p.m., New York City time, on the Expiration Date.

Dates Warrants can be Exercised with Cash:	From the issuance date of the Warrants until 5:00 p.m., New York City time, on the Expiration Date.

Dates Warrants can be Exercised with Designated Notes:	From the issuance date of the Warrants until 5:00 p.m., New York City time, on the earlier of the Notes Exercise Expiration Date and the Expiration Date.

Settlement Date for Exercises of Warrants:	As soon as commercially practicable following the applicable Exercise Date.

RISK FACTORS

Investing in our securities involves a high degree of risk. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our Common Stock and other securities. These risks and uncertainties include those described below, as well as in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement, including “Item 1.A. Risk Factors” in Part I of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Annual Report on Form 10-K, or any updates under the caption “Item IA. Risk Factors” in Part II of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Quarterly Report on Form 10-Q. You should carefully consider these risks and uncertainties and all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in our common stock.

An active public market for the Warrants may not develop, which would adversely affect the liquidity and market price of the Warrants.

Prior to the Warrant Distribution, there has been no existing trading market for the Warrants. After we issue the Warrants and they start to trade on Nasdaq, they will be subject to trading dynamics over which we will have no control. An active and orderly trading market for the Warrants may never develop or, if it develops, it may not be sustained. The trading market for the Warrants may lack adequate size, liquidity or price transparency or may have an unusually high bid-ask spread. You may be unable to sell your Warrants at a price that is favorable to you.

The trading price for the Warrants may bear little or no relationship to traditional valuation methods, or to the market price of our Common Stock, and therefore the trading price of the Warrants may fluctuate significantly following their issuance.

The trading price of the Warrants may have little or no relationship to, and may be significantly lower, or at times higher, than the price that would otherwise be established using traditional indicators of value, such as our future prospects and those of our industry in general; future potential revenues, earnings, cash flows, and other financial and operating information, or multiples thereof; market prices of securities and other financial and operating information of companies similar to ours; and the views of research analysts. Potential investors should not buy Warrants in the open market unless they are willing to take the risk that the trading price of the Warrants could fluctuate and decline significantly.

The price of the Warrants may decline rapidly and significantly following their distribution.

If there is little or no market demand for the Warrants once trading begins, the trading price of the Warrants will likely decline following their distribution. Warrants are being distributed all at once, which could lead to demand and supply imbalances and cause the trading price of the Warrants to decline rapidly and significantly.

Hedging arrangements relating to the Warrants may affect the value and volatility of our Common Stock.

In order to hedge their financial positions, a Holder may enter into hedging transactions with respect to our Common Stock, may unwind or adjust hedging transactions and may purchase or sell large blocks of our Common Stock in one or more market transactions. The effect, if any, of these activities on the trading price of our Common Stock will depend in part on market conditions and cannot be known in advance, but any of these activities could adversely affect the value and price volatility of our Common Stock.

The Warrants do not automatically exercise, and any Warrant you do not exercise prior to the Expiration Date will lose all financial value.

The Warrants do not automatically exercise, even if our Common Stock price remains at or above the exercise price of the Warrants. You are entitled to exercise the full number of Warrants registered in your name or any portion thereof. Any Warrant that you do not exercise for cash prior to the Expiration Date will expire unexercised and you will not receive any shares of our Common Stock. If the Notes Exercise Expiration Price Condition occurs, you may lose the right to satisfy the Warrant Exercise Price by delivery of Designated Notes, which may reduce the value of the Warrants. If the Early Expiration Price Condition occurs, the Expiration Date of your Warrants could be accelerated significantly. The Warrants will have no financial value after the Expiration Date. If you do not exercise your Warrants, your equity ownership in the Company may be diluted.

The settlement process for shares of Common Stock issuable upon exercise of Warrants is outside of our control and may cause you to lose the value of your investment.

The settlement process with respect to exercised Warrants refers to the time between exercise of a Warrant and when the issued Common Stock is delivered to your account, and you become the holder of record of such Common Stock. The settlement process is conducted by outside parties and broker-dealers and is therefore outside of our control.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the standard settlement cycle for most broker-dealer transactions is one business day, unless the parties to any such trade expressly agree otherwise. We understand that under existing financial industry practices, delivery of the shares of Common Stock upon exercise of Warrants will likely not occur within one business day, and delivery may take several business days. You could experience a significant loss of your investment in exercising Warrants if the settlement process takes longer than anticipated or fails to settle.

Exercising the Warrants is a risky investment, and you may not be able to recover the value of your investment in the Common Stock received upon exercise of the Warrants. You should be prepared to sustain a total loss of the exercise price of your Warrants.

The Exercise Price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our Common Stock, and no valuation consultant or investment banker has opined upon the fairness or adequacy of the Exercise Price. As of February 11, 2026, the last reported price of our Common Stock on Nasdaq was $2.07 per share, which is $5.93 below the Warrant Exercise Price. In order for you to recover the value of your investment in the shares of Common Stock received upon exercise of Warrants at the Warrant Exercise Price, the value of such shares of Common Stock must be more than the Warrant Exercise Price of such Warrants. If the market value of our Common Stock price declines, you may be unable to resell your shares at or above the price at which you acquired them through the exercise of Warrants in which case you could experience a loss of your investment in exercising such Warrants up to a total loss of your investment.

The issuance of Common Stock upon the exercise of the Warrants may depress our stock price.

We could issue up to 77,271,234 Warrant Shares and up to 5,192,626 Advisor Shares, which would collectively be an approximately 64% increase from our current number of shares of Common Stock outstanding. The issuance of such additional shares of Common Stock upon exercise of the Warrants and in consideration for the Services, and the resale of such shares on the open market after their issuance, or the perception that such sales could occur, could result in significant downward pressure on the price of our shares of Common Stock. Further, any increase in the Warrant Exercise Rate may result in further downward pressure on the price of our shares of Common Stock.

Modifications to the Warrant Exercise Rate and the Warrant Exercise Price may lead to disparate outcomes for holders of Warrants.

Pursuant to the terms of the Warrants and the Warrant Agreement, the Company may voluntarily increase the Warrant Exercise Rate or decrease the Warrant Exercise Price in its sole and absolute discretion. Any increase in the Warrant Exercise Rate would result in additional dilution of our equity, and any decrease in the Warrant Exercise Price would result in less proceeds being received by us and/or fewer Designated Notes being cancelled. Moreover, in case of any concentration in ownership of the Warrants, any such adjustments may shift equity ownership and voting power rapidly in case significant numbers of Warrants are exercised by the applicable Holders.

Holders who exercise their Warrants prior to any reduction in the Warrant Exercise Price or increase in the Warrant Exercise Rate will have paid a higher effective price per share, received fewer shares of Common Stock and experienced greater equity dilution, as compared to Holders who exercise the Warrants after such changes to the terms are made, if any. If Holders believe that the Company is likely to make such changes to the terms of the Warrants, they may delay exercising their Warrants, which may concentrate such impacts into a shorter timeframe.

Holders of Warrants will not be entitled to any of the rights of holders of our Common Stock.

Holders of Warrants will not be entitled to any rights with respect to our Common Stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock. The Warrants merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time.

You will have rights with respect to our Common Stock only if you receive our Common Stock upon exercising the Warrants and only as of the date when you become an owner of the shares of our Common Stock upon such exercise. For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our Common Stock due upon exercise of your Warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock if you later exercise your Warrants.

Future issuances of additional warrants may adversely affect the market price of the Warrants and the market price of our Common Stock, but there may be no adjustment to the Warrant Exercise Rate for such issuances.

Without the consent of any Holder, we may issue additional warrants with the same or different terms as the Warrants. We may issue such additional warrants through a sale or other distribution to holders of our Common Stock and other holders of our securities. Any issuance, sale or distribution by us of any rights, options or warrants to purchase our Common Stock will not result in an adjustment to the Warrant Exercise Rate for any Warrant. The issuance, sale or distribution of substantial amounts of such additional warrants, or the perception that such issuances, sales or distributions may occur, could adversely affect the trading price of the Warrants and the market price of our Common Stock.

To the extent Designated Notes are used to exercise Warrants, the liquidity of the market for such outstanding series of Designated Notes will be reduced, and market prices for such outstanding series of Designated Notes may decline as a result.

To the extent Designated Notes are used to exercise Warrants, the aggregate principal amount of the applicable series of Designated Notes will be reduced. A reduction in the amount of any series of Designated Notes would likely adversely affect the liquidity of the remaining Designated Notes of such series. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any series of Designated Notes that are not used for exercise of Warrants may be adversely affected. A reduced float may also make the trading prices of any relevant series of Designated Notes lower and may affect the active trading market.

Holders who exercise Warrants with Designated Notes are less likely to recover any value in the event of a bankruptcy, liquidation or similar proceeding.

Holders who exercise Warrants using Designated Notes will be surrendering indebtedness that ranks senior to our shares of Common Stock. In a bankruptcy, liquidation or similar proceeding, our shareholders would receive distributions, if any, only after all credit claims have been satisfied. Accordingly, Holders who exercise

Warrants using Designated Notes assume a materially higher risk of losing their investment as compared to Holders who retain ownership of the Designated Notes.

We may repurchase or redeem the Designated Notes on terms that are more favorable than available to Holders who exercise Warrants with Designated Notes

Pursuant to the terms of the indentures governing the Designated Notes, we may redeem or repurchase such Designated Notes at higher prices and on more favorable terms than applicable to the exercise of the Warrants. Holders who elect to exercise Warrants using Designated Notes will surrender their Designated Notes and will not be able to participate in any potential redemption or repurchase.

Our registration statement covering the issuance of Common Stock issuable upon exercise of the Warrants may not be available at times.

We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants; however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion as described in this prospectus supplement under the heading “Description of the Warrants—Registration and Suspension.” If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the right to exercise Warrants will be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company will provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date will be extended by the number of days comprised in such Exercise Suspension Period.

We have broad discretion in the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds, if any, from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and could spend the net proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us, or that does not improve our operating results or enhance the value of our Common Stock or other securities. Because of the number and variability of factors that will determine our use of any net proceeds from the exercise of Warrants, the ultimate use of such net proceeds may vary substantially from their currently intended use. The failure of our management to use these net proceeds, if any, effectively, could harm our business.

Future sales or other dilution of our equity may adversely affect the market price of our Common Stock.

The Warrant Agreement does not restrict us from issuing additional shares of Common Stock or other securities convertible or exercisable for shares of Common Stock to the public or under our equity compensation plans. We regularly evaluate opportunities to access capital markets, taking into account our capital needs, financial condition, strategic plans and other relevant considerations. The issuance of additional shares of Common Stock or other securities convertible or exercisable for shares of Common Stock in future equity offerings will dilute the ownership interest of our existing stockholders and may depress the trading value of the Warrants or our Common Stock. In addition, any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. There can be no assurances that we will not in the future determine that it is advisable or necessary to issue additional shares of Common Stock or other securities convertible or exercisable for shares of Common Stock to fund our business needs. We also expect to continue to use equity and stock options to compensate our employees and directors and others. The market price of our Common Stock and the Warrants could decline significantly as a result of such offerings or issuances, or the perception that such offerings or issuances could occur.

The market price for our Common Stock may be volatile and subject to future declines, and the value of an investment in our Common Stock and corresponding derivative securities may decline.

The market price of our shares of Common Stock may be volatile. Fluctuations in our stock price may be unrelated to or not otherwise reflect our historical financial performance and condition and prospects. The stock market in general can experience considerable price and volume fluctuations due to changes in general economic conditions or other factors beyond our control, which could impact the future market price of our shares of Common Stock. These broad market fluctuations may adversely affect the market price of our Common Stock and, in turn, the value of your investment in this offering. We cannot assure you that the market price of our shares of Common Stock will not be volatile or decline significantly in the future.

The exercise of the Warrants could impair or limit our tax attributes.

As of December 31, 2025, we anticipate reporting certain tax credits, carryforwards and other favorable federal income tax attributes. Our ability to use certain of these tax attributes may be limited if we experience an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change generally occurs if there is a more than 50 percentage point increase in the aggregate equity ownership of the Company by one or more “5 percent shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code and including certain “public groups” of shareholders) in any testing period, which is generally the three-year period preceding any potential ownership change, measured against each such 5 percent shareholder’s lowest percentage ownership at any time during such period. It is possible that we may undergo an ownership change with respect to our stock, including as a result of the purchase of Warrant Shares pursuant to the exercise of the Warrants, which could impair or limit our ability to use our tax attributes.

We may recognize cancellation of indebtedness (“COD”) income as a result of the exercise of the Warrants for Designated Notes.

We may recognize COD income upon or as a result of the exercise of the Warrants for Designated Notes to the extent that the tax issue price of such Designated Notes exceeds the fair market value of such Designated Notes upon exercise of the Warrants. The fair market value for U.S. federal income tax purposes of the Designated Notes at the time of exercise of the Warrants and the amount of Warrants that will be exercised for Designated Notes is uncertain. Because the amount of COD income for U.S. federal income tax purposes to be recognized by us will depend in part on the fair market value of the Designated Notes and the amount of Warrants exercised for Designated Notes, the precise amount of such COD income, if any, resulting from the exercise of the Warrants for Designated Notes cannot be determined prior to the exercise of such Warrants.

Any taxable COD income for U.S. federal income tax purposes that we recognize may be offset, at least in part, by our existing tax attributes. However, to the extent that our existing tax attributes are not able to offset fully any COD income, we may incur a cash tax liability from such COD income.

PLAN OF DISTRIBUTION

We intend to issue up to 5,192,626 Advisor Shares to the Advisor from time to time in consideration for the Services provided by the Advisor to the Company in connection with the Warrant Distribution. We will issue the Advisor Shares to the Advisor from time to time in satisfaction of the advisory fee payable to the Advisor following exercise of the Warrants, whether for cash or by surrendering Designated Notes.

USE OF PROCEEDS

The net proceeds of this offering of the Warrant Shares, if any, will be used for general corporate purposes, which may include, among other things, the redemption or repayment of debt. Assuming that the Warrants are fully exercised for cash, we expect that the net proceeds of this offering of the Warrant Shares would be approximately $615 million, after deducting estimated offering expenses. We cannot assure you that any of the Warrants will be exercised or that, if any Warrants are exercised, we will use the resulting proceeds in a way with which you agree.

We expect to retire and cancel any Designated Notes received upon exercise of Warrants.

We will not receive any proceeds from the issuance of the Advisor Shares to the Advisor.

DESCRIPTION OF THE WARRANTS

On February 12, 2026, the Company is issuing 77,271,234 Warrants as a distribution to holders of record of shares of Common Stock and other eligible recipients holding Convertible Notes and Convertible Preferred Stock on February 9, 2026 (the “Record Date”). The Warrants are being issued by the Company pursuant to the Warrant Agreement. The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to our Current Report on Form 8-K, filed on the date of this prospectus supplement. The issuance of the Warrants has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. We have applied to list the Warrants on Nasdaq.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” The capitalized terms defined in “—Certain Definitions” below are used in this “Description of the Warrants” as so defined.

Warrant Exercise Rate

Each Warrant represents the right of the holder of such Warrant (the “Holder”) to purchase from the Company one share of Common Stock (the “Warrant Exercise Rate”) at an initial exercise price of $8.00 per Warrant (the “Warrant Exercise Price”), payable (x) in cash in U.S. dollars or (y) by delivery of Designated Notes.

The Warrant Exercise Rate is subject to certain adjustments described under “—Anti-Dilution Adjustments” below.

Expiration

Unless the Early Expiration Price Condition is met as described below, the Warrants will expire and cease to be exercisable at 5:00 p.m., New York City time, on the date (the “Expiration Date”) which is (i) February 11, 2028 or (ii) if the Early Expiration Price Condition occurs, (x) the Early Expiration Date or (y) if the Company elects to set an Alternate Expiration Date, such Alternate Expiration Date. The Expiration Date is subject to automatic acceleration upon satisfaction of the Early Expiration Price Condition.

Upon the occurrence of the first 30 consecutive Trading Day period (an “Early Expiration Reference Period”) that includes 20 Early Expiration Qualifying Trading Days (whether or not consecutive), the first of which 20 Early Expiration Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date (or, following any Alternate Expiration Date Annulment (as defined below), the Alternate Expiration Date in respect of which such Alternate Expiration Date Annulment occurred) (the “Early Expiration Price Condition,” and the last of such 20 Early Expiration Qualifying Trading Days to occur, the “Early Expiration Price Condition Date” in respect of such Early Expiration Reference Period), the Expiration Date will automatically accelerate to the date (the “Early Expiration Date” in respect of such Early Expiration Price Condition Date) that is the Business Day immediately following the Early Expiration Price Condition Date, unless the Company sets an Alternate Expiration Date in accordance with the provisions described below and as further described in the Warrant Agreement, in which case (i) the Early Expiration Date will be such Alternate Expiration Date or (ii) if an Alternate Expiration Date Annulment occurs in respect of such Alternate Expiration Date, the Expiration Date will remain February 11, 2028, unless another Early Expiration Price Condition Date subsequently occurs, in each case as set forth below.

“Early Expiration Qualifying Trading Day” means any Trading Day on which the Daily VWAP of a share of Common Stock is at least equal to the Early Expiration Trigger Price in effect on such Trading Day.

“Early Expiration Trigger Price” in effect on any day means the product of (i) the Early Expiration Trigger Threshold in effect on such day and (ii) the Warrant Exercise Price in effect on such day divided by the Warrant Exercise Rate in effect on such day.

“Early Expiration Trigger Threshold” means initially 100.00%. The Early Expiration Trigger Threshold may be increased or decreased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 Business Days’ notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent.

For the avoidance of doubt, as of the Issue Date, the Early Expiration Trigger Price is therefore initially $8.00.

If the Early Expiration Price Condition occurs, the Company will give notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release) (the “Early Expiration Price Condition Notice” in respect of the relevant Early Expiration Reference Period), the Warrant Agent and the Calculation Agent as promptly as practicable after market close on the Early Expiration Price Condition Date setting forth the Early Expiration Date or an Alternate Expiration Date.

If the Early Expiration Price Condition occurs, the Company may, in its sole and absolute discretion, elect to set a date (falling after the Business Day immediately following the relevant Early Expiration Price Condition Date) (any such date, as may be further adjusted, the “Alternate Expiration Date”). Any such Alternate Expiration Date will be specified in the relevant Early Expiration Price Condition Notice provided that such Alternate Expiration Date may be subsequently adjusted. In order to exercise the right to set an Alternate Expiration Date, the Company will, no later than the fifth Early Expiration Qualifying Trading Day (whether or not consecutive) occurring in any 20 consecutive Trading Day period, give notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent that the Company is reserving the right to set an Alternate Expiration Date in the event the Early Expiration Price Condition does occur. For the avoidance of doubt, such election by the Company to set an Alternative Expiration Date shall be deemed effective irrespective of whether the 20 consecutive Trading Day period referred to in the immediately preceding sentence overlaps or not in any part with the Early Expiration Reference Period that ended on the Early Expiration Price Condition Date.

If the Company sets an Alternate Expiration Date, the expiration of the Warrants on such Alternate Expiration Date will be conditioned on the Daily VWAP of a share of Common Stock on each of the two Trading Days immediately preceding such Alternate Expiration Date being at least equal to the product of (i) the quotient obtained by dividing the Warrant Exercise Price in effect on the relevant Trading Day and (ii) the Additional Price Condition Threshold in effect on such Trading Day (the “Additional Price Condition” in respect of such Alternate Expiration Date). As promptly as practicable after market close on the Trading Day immediately preceding the Alternate Expiration Date, the Company will give notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent as to whether the Additional Price Condition is met. Whether or not the Additional Price Condition is met, the Company may, in its sole and absolute discretion, in any such notice, extend such Alternate Expiration Date to a new Alternate Expiration Date (which, for the avoidance of doubt, will be conditional to the Additional Price Condition in respect of the Alternate Expiration Date so extended). The Company may, in its sole and absolute discretion, extend further (on one or more occasions) such Alternate Expiration Date to a new Alternate Expiration Date (which, for the avoidance of doubt, will be conditional to the Additional Price Condition in respect of the Alternate Expiration Date so extended).

“Additional Price Condition Threshold” means initially 100.00%. The Additional Price Condition Threshold may be increased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 business days’ notice thereof to the Holders, the Warrant Agent and the Calculation Agent.

If (i) the Additional Price Condition is not met as to an Alternate Expiration Date and (ii) unless the Company sets a new Alternate Expiration Date as set forth in the preceding paragraph (an “Alternate Expiration Date Annulment” in respect of such Alternate Expiration Date), the Expiration Date will remain February 11, 2028, unless another Early Expiration Price Condition Date subsequently occurs.

Subject to applicable laws and regulations and the terms of the Warrant Agreement, including the occurrence of the Early Expiration Price Condition or the Additional Price Condition, the Warrants may be exercised at any time starting on the date of issuance until 5:00 p.m., New York City time, on the Expiration Date.

Form and Transfer

The Company is issuing the Warrants in uncertificated, direct registration form. Holders will not be entitled to receive physical certificates. Registration of ownership will be maintained by the Warrant Agent. If you are a holder of record of shares of Common Stock as of the Record Date, the Warrant Agent will issue a direct registration account statement representing those Warrants. For holders of shares of Common Stock as of the Record Date that hold such shares through a broker, dealer, custodian bank or other nominee, the Warrants will be represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.

The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in any fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, the Company or the Warrant Agent, as applicable, will round down the total number of Warrants to be issued to the relevant holder to the nearest whole number.

Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.

Exercise

All or any part of the Warrants may be exercised prior to 5:00 p.m., New York City time, on the Expiration Date by delivering a completed form of election to purchase shares of Common Stock, which contains certain representations by the Holder, and payment of the Warrant Exercise Price in cash or with Designated Notes. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants will be automatically suspended until such registration statement becomes effective as described under “—Registration and Suspension” below.

Upon delivery of Warrant Shares upon exercise of Warrants, the Company will issue such whole number of Warrant Shares as the exercising Holder is entitled to receive. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares following the exercise of your Warrants. If you are a holder of record of our Common Stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.

Exercise of Warrants Using Designated Notes

Designated Notes must be delivered in a principal amount equal to any authorized denomination thereof (as stated in the table set forth under “—Certain Definitions” for the Designated Notes as of the date hereof). Designated Notes used to pay the Warrant Exercise Price will be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. For purposes of payment of the Warrant Exercise Price, each $2,000, $1,000 and $1 principal amount of Designated Notes will be deemed to be equal to the aggregate Warrant Exercise Price in respect of 250 Warrants, 125 Warrants and one-eighth of a Warrant, respectively. For Designated Notes with an authorized denomination of $2,000 and integral multiples of $1,000 in excess thereof, the minimum $2,000 principal amount of such Designated Notes will be deemed to be equal to the aggregate Warrant Exercise Price in respect of 250 Warrants and each $1,000 principal amount of such Designated Notes in excess thereof will be deemed to be equal to the aggregate Warrant Exercise Price in respect of a further 125 Warrants. For Designated Notes with an authorized denomination of $1,000 and integral multiples of $1,000 in excess thereof, the minimum $1,000 principal amount of such Designated Notes will be deemed to be equal to the aggregate Warrant Exercise Price in respect of 125 Warrants and each $1,000 principal amount of such Designated Notes in excess thereof will be deemed to be equal to the aggregate Warrant Exercise Price in respect of a further 125 Warrants. For Designated Notes with an authorized denomination of $1 and integral multiples of $1 in excess thereof, Holders will need to pay a minimum of $8 in principal amount of such Designated Notes per Warrant exercised, and each such $8 in principal amount of such Designated Notes will be deemed to be equal to the Warrant Exercise Price in respect of one Warrant.

If the principal amount of one or more series of Designated Notes surrendered to exercise Warrants is in excess of the Warrant Exercise Price multiplied by the number of Warrants so exercised, the Company will only return such excess if and to the extent that (i) such excess can be returned in an authorized denomination of the relevant Designated Notes that have been so surrendered and (ii) the remaining principal amount of the relevant Designated Notes not so returned is equal to the minimum aggregate principal amount of such Designated Notes as is required to be surrendered in respect of the relevant number of Warrants being so exercised, it being specified that the portion (which may be the whole) of such excess which cannot be returned as a result of (i) and (ii) above will be forfeited by the Holder surrendering such Designated Notes and will not be refunded to such Holder.

Any accrued but unpaid interest on any Designated Notes surrendered to exercise Warrants will be forfeited unless they are surrendered during the period after a record date for an interest payment and on or before the immediately succeeding interest payment date, in which case interest on the principal balance of such Designated Notes will be paid to the holder of record of the Designated Notes in accordance with the applicable indenture. No additional accrued and unpaid interest will be paid on any Designated Notes surrendered to exercise Warrants.

DWAC Procedures

Any Holder that exercises any Warrants with Designated Notes will use DTC’s DWAC (Deposit/Withdrawal At Custodian) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the transfer such Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. The procedures for delivering Warrants and Designated Notes pursuant to the DWAC process are described in more detail in Exhibit B to the Warrant Agreement.

The Company does not have any control over this process or over the brokers or DTC, so Holders should consult with their brokers regarding the DWAC process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise any Warrant due to failure to timely effect the DWAC process.

Notes Exercise Expiration

Upon the occurrence of the first 30 consecutive Trading Day period (a “Notes Exercise Expiration Reference Period”) that includes 20 Notes Exercise Expiration Qualifying Trading Days (whether or not consecutive), the first of which 20 Notes Exercise Expiration Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date or, following any Notes Exercise Reinstatement, the Notes Exercise Reinstatement Date in respect of such Notes Exercise Reinstatement (the “Notes Exercise Expiration Price Condition,” and the last of such 20 Notes Exercise Expiration Qualifying Trading Days to occur, the “Notes Exercise Expiration Price Condition Date” in respect of such Notes Exercise Expiration Reference Period), the right to satisfy the Warrant Exercise Price by delivery of Designated Notes will terminate as of 5:00 p.m., New York City time, on the relevant Notes Exercise Expiration Date. From such time there will be deemed to be no Designated Notes, subject to any Notes Exercise Reinstatement.

“Notes Exercise Expiration Date” means, in respect of any Notes Exercise Expiration Price Condition Date, the first business day following such Notes Exercise Expiration Price Condition Date.

“Notes Exercise Expiration Qualifying Trading Day” means any Trading Day on which the Daily VWAP of a share of Common Stock is at least equal to the Notes Exercise Expiration Trigger Price in effect on such Trading Day.

“Notes Exercise Expiration Trigger Price” in effect on any day means the product of (i) the Notes Exercise Expiration Trigger Threshold in effect on such day and (ii) the Warrant Exercise Price in effect on such day divided by the Warrant Exercise Rate in effect on such day.

“Notes Exercise Expiration Trigger Threshold” means initially 50.00%. The Notes Exercise Expiration Trigger Threshold may be increased or decreased from time to time by the Company at its option and in its sole and absolute discretion, provided that the Company will give at least 20 Business Days’ notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent.

For the avoidance of doubt, as of the Issue Date, the Notes Exercise Expiration Trigger Price is therefore initially $4.00.

If the Notes Exercise Expiration Price Condition occurs, the Company will give notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent as promptly as practicable after market close on the Notes Exercise Expiration Price Condition Date setting forth the Notes Exercise Expiration Date.

Following the relevant Notes Exercise Expiration Date, Warrants may continue to be exercised for cash in accordance with the terms hereof, subject to the Exercise Period. The occurrence of the Notes Exercise Expiration Price Condition will not affect the validity of any exercise of Warrants using Designated Notes validly submitted prior to the Notes Exercise Expiration Date.

Notwithstanding the foregoing, following any Notes Exercise Expiration Date, the Company may, in its sole and absolute discretion, reinstate the Holders’ right to elect to pay the Warrant Exercise Price by delivery of Designated Notes (a “Notes Exercise Reinstatement”). Upon the occurrence of a Notes Exercise Reinstatement, the Company will give notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release) (the date of such notice, the “Notes Exercise Reinstatement Date” in respect of such Notes Exercise Reinstatement), the Warrant Agent and the Calculation Agent and specify the relevant series of notes to be the initial Designated Notes following such Notes Exercise Reinstatement.

Settlement

Shares of Common Stock issuable upon exercise of Warrants are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Holders may not receive the shares within the typical one or two business day settlement after exercise of their Warrants. The Company reserves the right to change the settlement mechanics, and timing of settlement, as needed.

Amendments

The Warrant Agreement may be amended without the consent of any Holder to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor company in any Share Exchange Event, if applicable; to extend the Expiration Date; to increase the Warrant Exercise Rate or decrease the Warrant Exercise Price; to make any change that does not adversely affect the rights of any Holder in any material respect, including, but not limited to, the manner of exercise of the Warrants; to provide for a successor Warrant Agent or Calculation Agent; in connection with any Share Exchange Event, to provide that the Warrants are exercisable for Units of Reference Property; to comply with the rules of any applicable Depositary (as defined in the Warrant Agreement) so long as such amendment does not adversely affect the rights of any Holder in any material respect; or to conform the provisions of the Warrant Agreement or the certificates for the Warrant to this “Description of the Warrants” section of this prospectus supplement. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants; provided that none of the matters that can be amended without the consent of any Holder shall be deemed to have a material adverse effect on the interests of any of the Holders.

Registration and Suspension

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of shares of Common Stock to the Warrant holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if the board of directors of the Company (the “Board of Directors”) determines that such a suspension would be necessary or desirable, as determined by the Company in its sole and absolute discretion, and the Company provides notice to the Warrant holders. No calculation of the Daily VWAP for purposes of determining the Early Expiration Price Condition shall occur during any period in which the registration statement is suspended, and if the Expiration Date would otherwise fall in a period in which the registration statement is suspended, the Expiration Date shall be delayed by the number of days comprised in such Exercise Suspension Period.

We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. No Early Expiration Price Condition Date, and no calculation of the Daily VWAP for purposes of determining the Early Expiration Price Condition Date, shall occur during any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date shall be extended by the number of days included in such Exercise Suspension Period.

Other

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of Common Stock, including, without limitation, the rights to receive dividends or other distributions, receive notice of or vote at any meeting of the shareholders, consent to any action of the shareholders, receive notice of any other proceedings of the Company or exercise any preemptive right.

All expenses related to the registration and approval of the shares of Common Stock issuable upon exercise of the Warrants will be borne by the Company.

Anti-Dilution Adjustments

The Warrant Exercise Rate will be subject to adjustment, without duplication, as follows, except that the Company will not make any such adjustments if the Company determines that each Holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such Holder’s, as if such Holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole number multiple of a share of Common Stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date.

(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company will (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares, then the Warrant Exercise Rate will be adjusted based on the following formula:

WER1 = WER0 x	OS1
OS0

where:

WER1 = the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

WER0 = the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1 = the number of shares of Common Stock outstanding immediately after, and solely as a result of giving effect to, such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision will become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend, distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Warrant Exercise Rate will be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision, consolidation, combination or reclassification, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(b) Rights Issues. If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Warrant Exercise Rate will be increased based on the following formula:

WER1 = WER0 x	OS1+X
OS0+Y

where:

WER1 = the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;

WER0 = the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Warrant Exercise Rate made under this provision will be made whenever any such rights, options or warrants are issued and will become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Warrant Exercise Rate will be decreased to the Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If an adjustment to the Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Warrant Exercise Rate will be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at less than such arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock (other than pursuant to a Share Exchange Event) in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Warrant Exercise Rate will be increased based on the following formula:

WER1 = WER0 x	FMV – SP0
SP0

where:

WER1 = the Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;

WER0 = the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

FMV = the arithmetic average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock on each day which is a Trading Day for both the Common Stock and the capital stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of 10 consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0 = the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the Valuation Period.

Any adjustment to the Warrant Exercise Rate under this provision will be made immediately after the close of business on the last day of the Valuation Period, but will become effective at the open of business on the Ex-Date for the Spin-Off.

If an adjustment to the Warrant Exercise Rate is made in respect of any distribution of the type described in this provision but such distribution is not so made, the Warrant Exercise Rate will be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(d) Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon exercise of any Warrant, each share of Common Stock, if any, issued upon such exercise will be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise will bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the Holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Warrant Exercise Rate will be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

All adjustments to the Warrant Exercise Rate will be made by the Calculation Agent to the nearest integral multiple of 0.00001 (with 0.000005 being rounded upwards) share of Common Stock.

Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement will require that an adjustment be made to the Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment will not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise will occur as soon as practicable after the last day of such Valuation Period.

Any adjustments described above will be made successively whenever an event referred to therein will occur. Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, if an adjustment to the Warrant Exercise Rate would reduce the Implied Per Share Exercise Price in effect on the date on which such adjustment becomes effective to an amount below the par value of the Common Stock, then such adjustment to the Warrant Exercise Rate shall instead increase (or, where applicable, maintain) the Warrant Exercise Rate rounded to such integral multiple of 0.00001 share of Common Stock which is such that the Implied Per Share Exercise Price in effect at such time such adjustment becomes effective is equal to the par value of the Common Stock (or, if no such Warrant Exercise Rate is capable of being so determined, most nearly equal to (but greater than) the par value of the Common Stock).

Effect of Share Exchange Event

In case of:

(i)	any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination);

(ii)	any consolidation, merger, combination or similar transaction involving the Company;

(iii)	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries, taken as a whole; or

(iv)	any statutory share exchange;

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then, at and after the effective time of such Share Exchange Event, the right to exercise each Warrant to purchase Warrant Shares will be changed into a right to exercise such Warrant to purchase the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Warrant Exercise Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “Unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, will execute with the Warrant Agent an amendment to the Warrant Agreement providing for such change in the right to exercise each Warrant; provided, however, that at and after the effective time of the Share Exchange Event, any Warrant Shares that the Company would have been required to deliver upon exercise of the Warrants shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Warrant Shares would have received in such Share Exchange Event.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property which a Holder will receive upon exercise of its Warrants shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the Unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the Unit of Reference Property includes, but does not consist entirely of, cash in such Share Exchange Event, then for all exercises of Warrants for which the relevant Exercise Date occurs after the effective date of such Share Exchange Event, (A) the payment of the Warrant Exercise Price required to exercise any Warrant shall be deducted or removed (but, for the avoidance of doubt, not deducted below zero), as applicable, by an amount equal to the product of (I) the Warrant Exercise Rate in effect on the Exercise Date and (II) the amount of cash included in such Unit of Reference Property and (B) from the cash that would otherwise be received by the Holder upon exercise of such Warrant shall be deducted or removed (but, for the avoidance of doubt, not deducted below zero), as applicable, by an amount equal to the amount so deducted from the payment of the Warrant Exercise

Price pursuant to the immediately preceding clause (A). If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all exercises of Warrants for which the relevant Exercise Date occurs after the effective date of such Share Exchange Event, (A) no payment of the Warrant Exercise Price will be required to exercise any Warrant, (B) the consideration due upon exercise of each Warrant shall be solely cash in an amount equal to the excess, if any, of (I) the product of (x) the Warrant Exercise Rate in effect on the Exercise Date and (y) the price paid per share of Common Stock in such Share Exchange Event over (II) the Warrant Exercise Price and (C) the Company shall satisfy its obligation to deliver the Units of Reference Property in connection with an exercise of Warrants by paying cash to exercising Holders on the fifth Business Day immediately following the relevant Exercise Date. The Issuer shall notify Holders and the Warrant Agent in writing of such weighted average as soon as practicable after such determination is made.

Certain Definitions

“Business Day” means each day that is not (i) a Saturday, (ii) a Sunday, or (iii) a day on which banking institutions are allowed by law, regulation or executive order to be closed in the State of New York.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XRX US Equity AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by an Independent Advisor). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session. The Warrant Agent will not have any duty to determine the Daily VWAP.

“Designated Notes” means, collectively, any of the issued and outstanding notes of the Company or Xerox Corporation as designated or undesignated by the Company from time to time by giving notice thereof to the Holders (by making a public announcement thereof, which public announcement may be by issuance of a press release), the Warrant Agent and the Calculation Agent; provided that any designation by the Company of a particular series of notes as “Designated Notes” will retain such designation for a minimum of 20 consecutive Business Days from (and including) the date of publication of such notice. The Company may also elect, in its sole and absolute discretion, to remove one or more series of its or Xerox Corporation’s notes from being “Designated Notes,” including the right to remove all series of its or Xerox Corporation’s notes from being “Designated Notes,” but such redesignation will only be effective 20 consecutive Business Days from (and including) the date of publication of such notice. Notwithstanding anything to the contrary otherwise herein provided, upon the Notes Exercise Expiration Date, all notes that are “Designated Notes” as of such date will, effective as at the close of business on such date, automatically lose their qualification as “Designated Notes,” subject to any Notes Exercise Reinstatement. The Company initially designates the following notes as “Designated Notes”:

Title of Series	CUSIP/ISIN Numbers	Principal Amount Outstanding	Authorized Denomination	Consideration per each $1,000 Principal Amount of Notes Surrendered
5.500% Senior Unsecured Notes due 2028	98421MAB2/ US98421MAB28	$750,000,000	$2,000 and integral multiples of $1,000 in excess thereof	Warrant Exercise Price valued at aggregate principal amount of the notes surrendered (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.
8.875% Senior Unsecured Notes due 2029	98421MAC0/ US98421MAC01	$500,000,000	$2,000 and integral multiples of $1,000 in excess thereof
3.750% Convertible Senior Notes due 2030	98421MAE6/ US98421MAE66	$400,000,000	$1,000 and integral multiples of $1,000 in excess thereof
13.000% Step Up Senior Notes due 2030	98421MAF3/ US98421MAF32	$250,000,000	$1 and integral multiples of $1 in excess thereof
10.250% Senior Secured First Lien Notes due 2030	984121CS0/ US984121CS05	$400,000,000	$2,000 and integral multiples of $1,000 in excess thereof
13.500% Senior Secured Second Lien Notes due 2031	984121CT8/ US984121CT87	$500,000,000	$2,000 and integral multiples of $1,000 in excess thereof
4.800% Senior Unsecured Notes due 2035	984121CL5/ US984121CL51	$250,000,000	$2,000 and integral multiples of $1,000 in excess thereof
6.75% Senior Unsecured Notes due 2039	984121CB7/ US984121CB79	$350,000,000	$2,000 and integral multiples of $1,000 in excess thereof

“Implied Per Share Exercise Price” in effect at any time means the Warrant Exercise Price divided by the Warrant Exercise Rate in effect at such time. For the avoidance of doubt, the initial Implied Per Share Exercise Price is $8.00 per Warrant.

“Last Reported Sale Price” of the Common Stock for any day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then admitted for trading. If the Common Stock is not listed on a U.S. national or regional securities exchange or admitted for trading on another market on such day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such day from each of at least three nationally recognized independent investment banking firms selected by an Independent Advisor. The Warrant Agent will not have any duty to determine the Last Reported Sale Price.

“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then admitted for trading; and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market.

Calculations in respect of the Warrants; Calculation Agent

Conv-Ex Advisors Limited will be the “Calculation Agent.” The Calculation Agent will be responsible for making all calculations and other determinations specified to be made by it under the Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an independent advisor. All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be determinative and final and binding on holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an independent advisor, as applicable, to the Warrant Agent. The Warrant Agent will be fully protected in relying on such notice without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax consequences of (i) the receipt and exercise (or expiration or disposition) of the Warrants received in the Warrant Distribution and (ii) the receipt, ownership and disposition of Warrant Shares received upon exercise of the Warrants.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock that receives the Warrants in the Warrant Distribution that is:

(i)	an individual who is a citizen or resident of the United States;

(ii)

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

(iii)	an estate whose income is subject to U.S. federal income taxation, regardless of its source; or

(iv)

a trust if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Common Stock that receives the Warrants in the Warrant Distribution (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This discussion does not address the U.S. federal income tax consequences of the receipt, exercise, expiration or disposition of the Warrants received in the Warrant Distribution with respect to a holder’s Convertible Notes or Convertible Preferred Stock or the receipt, ownership and disposition of shares of Common Stock received pursuant to the exercise of such Warrants and, accordingly, a holder of the Convertible Notes or Convertible Preferred Stock is urged to consult its own tax advisor regarding any U.S. federal income tax consequences related thereto. Additionally, this discussion does not address the consequences of using Designated Notes as payment for Common Shares upon the exercise of any Warrants. A holder exercising Warrants, in whole or in part, with Designated Notes should consult its own tax advisor regarding the tax consequences associated with the exercise, including whether and the extent to which the holder may recognize gain or loss as a result of the exercise of Warrants with Designated Notes. This discussion does not address any state, local, or foreign income or other tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, nor does it address all of the tax consequences that may be relevant to any particular holder. This discussion also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), U.S. expatriates (or former citizens or long-term residents of the United States), “controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons subject to any alternative minimum tax, traders in securities that elect to mark to market, dealers in securities or currencies, certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected in such financial statements, persons that hold shares of Common Stock or Warrants as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for U.S. federal income tax purposes, persons that do not hold shares of Common Stock or Warrants as “capital assets” (generally, property held for investment) or persons that do not use the U.S. dollar as their functional currency.

If an entity or arrangement treated as a partnership for applicable tax purposes holds shares of Common Stock or Warrants, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partner, member or other beneficial owner of an entity or arrangement treated as a partnership for applicable tax purposes holding shares of Common Stock or Warrants should consult its own tax advisor regarding the tax consequences of (i) the receipt and exercise (or expiration or disposition) of the Warrants received in the Warrant Distribution and (ii) the receipt, ownership and disposition of shares of Common Stock received upon exercise of the Warrants.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury regulations (“Treasury Regulations”), administrative rulings, and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of (i) the receipt and exercise (or expiration or disposition) of the Warrants received in the Warrant Distribution and (ii) the receipt, ownership and disposition of shares of Common Stock received upon exercise of the Warrants. In addition, we have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the matters discussed below, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Tax Considerations to U.S. Holders

Tax Consequences of the Warrant Distribution

Generally, the distribution of stock by a corporation to its stockholders with respect to their stock is not taxable to such stockholders pursuant to Section 305(a) of the Code. For such purpose, a distribution of rights to acquire stock of the distributing corporation constitutes a distribution of stock. However, if a distribution of stock or rights to acquire stock is within one of several exceptions to the general rule of Section 305(a) of the Code set forth in Section 305(b) of the Code, the distribution may be taxable to the stockholders of the distributing corporation. If the Warrant Distribution is treated as a distribution subject to Section 305(b) of the Code, a U.S. holder will be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution will be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). It is expected, and the remainder of this discussion assumes, that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.

Tax Basis and Holding Period in the Warrants

If the fair market value of the Warrants received in the Warrant Distribution with respect to a U.S. holder’s shares of Common Stock is less than 15% of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing shares of Common Stock and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the Warrant Distribution with respect to a U.S. holder’s shares of Common Stock is 15% or more of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, such holder’s tax basis in the existing shares of Common Stock must be allocated between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder’s holding period for the Warrants will include the holding period for the shares of Common Stock with respect to which the Warrants were received.

The fair market value of the Warrants on the date of the Warrant Distribution may be uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, a U.S. holder should consider all relevant facts and circumstances, including any trading prices for the Warrants on Nasdaq.

Constructive Distributions

The number of shares of Common Stock that a holder is entitled to receive upon exercise of a Warrant is subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a distribution to holders of shares of Common Stock or failures to make adjustments) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. Any constructive distribution will be taxable to the extent of our current or accumulated earnings and profits, generally as described below under “-Distributions on Common Stock.” U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

It is unclear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the lower applicable long-term capital gains rates as described below under “-Distributions on Common Stock.” It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a Warrant will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors regarding the effect a constructive distribution may have on their holding period in the Warrants.

We are currently required to report the amount of any constructive distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of constructive distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the constructive distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on constructive distributions and, if there is no associated cash payment, may withhold the required amounts from, or set off the required amounts against, payments on the Warrants, payments on our Common Stock or sales proceeds received by or other funds or assets of an investor, and (iv) we are required to report the amount of any constructive distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for constructive distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Expiration of Warrants

If the Warrants received in the Warrant Distribution expire while a U.S. holder owns the shares of Common Stock with respect to which the Warrants were distributed, such U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants and allows the Warrants to expire while continuing to hold the shares of Common Stock with respect to which the Warrants were distributed, the tax basis of such shares of Common Stock will be restored to the tax basis of such shares of Common Stock immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the shares of Common Stock with respect to which the Warrants were distributed, certain aspects of the tax treatment of the expiration are unclear, and such holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.

Exercise of Warrants

U.S. holders should not recognize any gain or loss with respect to a Warrant upon the exercise of the Warrant. In general, shares of Common Stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant. The holding period for the shares of Common Stock received upon exercise of the Warrant will generally begin on the date of exercise of the Warrant.

Distributions on Common Stock

If we make distributions of cash or property on our Common Stock, such distributions (other than certain pro rata distributions of common shares) will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a tax-free return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its shares of Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sale or Other Taxable Disposition of Common Stock or Warrants.” Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Sale or Other Taxable Disposition of Common Stock or Warrants

The gain or loss a U.S. holder realizes on the sale or other taxable disposition of Common Stock or Warrants generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the

Common Stock or Warrants for more than one year. The amount of a U.S. holder’s gain or loss generally will equal the difference between the U.S. Holder’s adjusted tax basis in the Common Stock or Warrants disposed of and the amount realized on the disposition. For non-corporate U.S. holders, including individuals, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, information reporting may apply to dividends (including constructive dividends) paid to a U.S. holder and to the proceeds of the sale or disposition of the Warrants or Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Tax Considerations to Non-U.S. Holders

Receipt and Exercise of Warrants

As discussed above under “-Tax Considerations to U.S. Holders,” it is expected, and the rest of this discussion assumes, that a non-U.S. holder’s receipt of the Warrants pursuant to the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code with respect to its existing shares of Common Stock for U.S. federal income tax purposes. Non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt of the Warrants.

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of Warrants. However, if a cashless exercise of Warrants results in a taxable exchange, as described above under “-Tax Considerations to U.S. Holders-Exercise of Warrants,” the rules described below under “-Sale or Other Taxable Disposition of Common Stock or Warrants” would apply. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the shares of Common Stock received upon exercise.

Dividends and Constructive Distributions

Subject to the discussion below on effectively connected income, any amount treated as a dividend (as described above under “Tax Considerations to U.S. Holders-Distributions on Common Stock”) paid to a non-U.S. holder with respect to our Common Stock (and any constructive dividends resulting from certain adjustments or failures to make adjustments, as described above under “Tax Considerations to U.S. Holders -Constructive Distributions”) will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S.

holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussions below on backup withholding and FATCA, a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Common Stock or Warrants (including, for this purpose, the expiration of Warrants) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock or Warrants constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock or Warrants, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including constructive dividends) paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock or Warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock or Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock or Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including constructive dividends). While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock (including our Common Stock or Warrants) on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common stock or Warrants.

DESCRIPTION OF COMMON STOCK

A description of the Common Stock issuable upon exercise of the Warrants is set forth under the heading “Description of Common Stock” starting on page 6 of the accompanying prospectus. On February 9, 2026, we had 128,597,952 shares of Common Stock outstanding.

VALIDITY OF THE SECURITIES

The validity of the shares of Common Stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

Xerox Holdings Corporation

The financial statements of Xerox Holdings Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Xerox Holdings Corporation for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of ITsavvy Acquisition Company, Inc. because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Lexmark

The consolidated financial statements of Lexmark International II, LLC as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

ITsavvy

The consolidated financial statements of ITsavvy Acquisition Company, Inc. as of December 31, 2023 and for the year ended December 31, 2023 have been audited by RSM US LLP, an independent auditor, as stated in their report thereon, incorporated herein by reference, and have been incorporated and included in this prospectus supplement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement, except as described in the following paragraph.

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus supplement have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025;

•

the portions of the Definitive Proxy Statement on Schedule 14A for the 2025 annual meeting of stockholders, filed with the SEC on April  9, 2025, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 12, 2025, August 7, 2025 and November 10, 2025, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on January 21, 2025, February  5, 2025, April  11, 2025, May  9, 2025, May  27, 2025, July  2, 2025 (as amended on July  31, 2025 (other than Exhibit 99.4)), August  15, 2025, November  19, 2025, December  9, 2025, January  21, 2026 and January 28, 2026;

•

the description of our Common Stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on September 20, 2021, Exhibit 4(d) to our Annual Report on Form  10-K for the fiscal year ended December 31, 2019, and any amendment or report filed for the purpose of updating that description; and

•

all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement until all of the securities being offered under this prospectus supplement are sold (other than reports, documents or information that are furnished and not filed with the SEC).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates). Written or oral requests for copies should be directed to us at the following address or telephone number:

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851-1059

Telephone: (203) 849-5216

Attention: Chief Legal Officer and Corporate Secretary

XEROX HOLDINGS CORPORATION

$750,000,000

Common Stock

Warrants

We may offer from time to time, in one or more offerings, up to $750,000,000 aggregate principal amount of the securities described above. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Unless otherwise stated in a prospectus supplement, none of these securities other than our common stock will be listed on any securities exchange. Xerox Holdings Corporation’s common stock is listed on the Nasdaq Global Select Market under the symbol “XRX.” On January 27, 2026, the last reported sales price for our common stock was $2.13 per share.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 4 and carefully consider the discussion of risk and uncertainties described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus January 30, 2026

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may periodically sell the securities described in this prospectus in one or more offerings.

This prospectus provides a general description of our common stock and warrants that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the later-dated document modifies or supersedes the earlier statement.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. The market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Before making your investment decision, you should carefully read:

•	this prospectus;

•	any applicable prospectus supplement, which (a) explains the specific terms of the securities being offered and (b) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 12 of this prospectus for information about us, including our financial statements.

References to “we,” “us,” “our,” “Xerox” or the “Company” refer to Xerox Holdings Corporation and its consolidated subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements which are not historical facts, including statements relating to the Company’s outlook, that are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,”, “could,”, “can,” “should,” “targeting,” “projecting,” “driving,” “future,” “plan,” “predict,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.

Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in “Item 1.A. Risk Factors” in Part I of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Annual Report on Form 10-K, or any updates under the caption “Item IA. Risk Factors” in Part II of Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT THE COMPANY

Xerox is a workplace technology company, building and integrating service-led, software-enabled workplace solutions for enterprises large and small. As customers seek to manage information and document workflows across digital and physical platforms, we deliver a seamless, secure, and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in IT infrastructure, artificial intelligence (AI), augmented reality (AR)-driven service experiences, robotic process automation (RPA) and other technologies that enable Xerox to deliver essential products and services to address the productivity challenges of a hybrid workplace and distributed workforce.

Xerox serves customers globally in North America, Europe, Latin America, Brazil, Asia, the Middle East, Africa, and India. This geographic span allows Xerox to deliver its technology and solutions to customers of all sizes, regardless of complexity or number of customer locations.

Xerox Holdings Corporation is a New York corporation, organized in 2019, with its principal executive offices located at 401 Merritt 7, Norwalk, Connecticut 06851-1059. Our telephone number is (203) 849-5216.

RISK FACTORS

Investment in the offered securities involves risks. Before deciding to invest in our securities, you should carefully consider the risk factors incorporated into this prospectus by reference to Xerox Holdings Corporation’s and Xerox Corporation’s most recent combined Annual Report on Form 10-K and most recent combined Quarterly Report on Form 10-Q, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and risk factors and other information contained in any applicable prospectus supplement before acquiring any of our securities. For a description of these reports and documents, and information about where you can find them, see the section of this prospectus entitled “Where You Can Find More Information.” The occurrence of any of the events described in the risk factors might cause you to lose all or part of your investment in our securities. Please also refer to the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, Xerox Holdings Corporation had one class of securities registered pursuant to Section 12 of the Exchange Act: common stock, par value $1.00 per share (the “Common Stock”). The following summary of the terms of the Common Stock is not meant to be complete and is qualified by reference to the relevant provisions of New York law and the Restated Certificate of Incorporation (the “Charter”) and Amended and Restated By-Laws (the “Bylaws”) of Xerox Holdings Corporation.

Dividend Rights and Restrictions

Holders of Common Stock are entitled to dividends as and when declared by the board of directors of Xerox Holdings Corporation out of the net assets legally available therefor. All shares of Common Stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of Common Stock under the Charter or the Bylaws, provided that all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, will have been paid or provided for.

Voting Rights

Each share of Common Stock is entitled to one vote per share subject to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two additional members to Xerox Holdings Corporation’s board of directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock is required to authorize certain corporate action.

Liquidation Rights

Holders of Common Stock are entitled to receive Xerox Holdings Corporation’s net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of Xerox Holdings Corporation, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of Common Stock do not possess preemptive rights or subscription rights to any additional issues of any class of the capital stock or any of Xerox Holdings Corporation’s other securities.

Liability to Further Calls or Assessments

Based on the advice of counsel, all the issued and outstanding Common Stock is fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., and any successor appointed in such capacity.

Listing

The Common Stock is listed and traded on the Nasdaq Global Select Market under the symbol “XRX.”

DESCRIPTION OF WARRANTS

The following description contains a summary of the general terms and provisions of warrants to which any prospectus supplement may relate. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the warrants so offered will be described in the prospectus supplement relating to such warrants. For more information, please refer to the provisions of the warrant agreement and warrant, forms of which we will file with the SEC at or prior to the time of the sale of the warrants. For information on incorporation by reference, and how to obtain copies of these documents, see the section in this prospectus entitled “Where You Can Find More Information.”

We may offer, by means of this prospectus and the accompanying prospectus supplements, warrants for the purchase of our common stock, any other rights or any combination thereof, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein or the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following, as applicable:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	a discussion of material U.S. federal income tax considerations;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the amount of our common stock, any other rights or any combination thereof, as the case may be, at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised as described in the applicable prospectus supplement at any time up to the close of business on the expiration date stated therein, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward or cause to be forwarded the common stock, any other rights or any combination thereof that the warrant holder has purchased, as the case may be. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through agents; or

•	any other method permitted by applicable law.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities, if a fixed priced offering, and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the securities from time to time will be determined by us, as applicable, and, at the time of the determination, may be higher or lower than the market price of the securities on any securities exchanges on which the securities may be listed.

We may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

VALIDITY OF THE SECURITIES

The validity of the securities described in this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

Xerox Holdings Corporation

The financial statements of Xerox Holdings Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Xerox Holdings Corporation for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of ITsavvy Acquisition Company, Inc. because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Lexmark

The consolidated financial statements of Lexmark International II, LLC as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

ITsavvy

The consolidated financial statements of ITsavvy Acquisition Company, Inc. as of December 31, 2023 and for the year ended December 31, 2023 have been audited by RSM US LLP, an independent auditor, as stated in their report thereon, incorporated herein by reference, and have been incorporated and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph.

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025;

•

the portions of the Definitive Proxy Statement on Schedule 14A for the 2025 annual meeting of stockholders, filed with the SEC on April  9, 2025, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 12, 2025, August 7, 2025 and November 10, 2025, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on January 21, 2025, February  5, 2025, April 11,  2025, May  9, 2025, May  27, 2025, July 2, 2025 (as amended on July  31, 2025 (other than Exhibit 99.4)), August 15,  2025, November  19, 2025, December  9, 2025, January  21, 2026 and January 28, 2026;

•

the description of our Common Stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on September 20, 2021, Exhibit 4(d) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any amendment or report filed for the purpose of updating that description; and

•

all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the initial filing of the registration statement of which this prospectus forms a part until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than reports, documents or information that are furnished and not filed with the SEC).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to us at the following address or telephone number:

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851-1059

telephone (203) 849-5216

Attention: Chief Legal Officer and Corporate Secretary.

XEROX HOLDINGS CORPORATION

Up to 82,463,860 Shares

of

Common Stock

PROSPECTUS SUPPLEMENT

February 12, 2026